CONSENT OF INDEPENDENT ACCOUNTANTS

We consent to the incorporation in this Post-Effective Amendment No. 5 to the Registration Statement of the Profit Value Fund Form N-1A (File No. 333-6849) of our report dated November 24, 1998 on our audit of the financial statements and financial highlights of the Profit Value Fund as of September 30, 1998 and for the periods then ended referred to in our report. We also consent to the reference to our Firm under the captions "Financial Highlights" in the Prospectus and under the captions "Auditors" in the Statement of Additional Information in this Post-Effective Amendment No. 5 to the Registration Statement on Form N-1A (File No. 333-6849).

                                                  /s/ PricewaterhouseCoopers LLP


Columbus, Ohio
December 2, 1998